Exhibit 99.1

Exhibit 99.1 – Press Release of Firearms Training Systems, Inc. dated February 9, 2004

NEWS RELEASE

Media Contact:

Brooke Wilson

Freebairn & Co.

800.715.9435

bwilson@freebairn.com

FATS, Inc.

IR Contact: John Morelli

800.813.9046

www.fatsinc.com

FIREARMS TRAINING SYSTEMS, INC.

REPORTS FY04 THIRD QUARTER REVENUE AND EARNINGS

February 9, 2004, Suwanee (Atlanta), GA—Firearms Training Systems, Inc. (OTC: FATS) today reported earnings for the third quarter of its fiscal year ending March 31, 2004.

Revenue for the third quarter was $16,479,000 versus $12,463,000 for the same period of the previous year. Third quarter 2004 net income (loss) applicable to common shareholders was a loss of ($80,000), or ($0.00) per diluted share, compared with income of $438,000, or $0.01 per diluted share for the same period of fiscal 2003.

Year-to-date revenues were $45,027,000 versus $42,660,000 for the same period of the previous year. Year-to-date net income (loss) applicable to common shareholders was a loss of ($2,567,000), or ($0.04) per diluted share, compared with income of $1,692,000, or $0.02 per diluted share for the same period of fiscal 2003.

“We are pleased to report substantially improved operations for the third quarter of our 2004 fiscal year,” stated Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer. “Our revenue increased substantially for both the quarter and the year-to-date periods ended December 31, 2003. During the third quarter, substantial increases in deliveries to U.S. military and law enforcement were only partially offset by a decrease in international sales due to a large delivery during the 2002 period. Additionally, previously undertaken cost control initiatives are beginning to produce positive results in both gross margin and operating income. However, as in the first and second quarters, our net results and earnings per share continue to be negatively impacted by the following:

•	We are incurring substantial increases in primarily non-cash interest expense associated with the extension of our debt;

•	Due to our required adoption of a new accounting standard during the first quarter, our interest expense now includes dividends on mandatorily redeemable preferred stock, which were previously reported as an adjustment to net income; and

•	Both of the above items are currently occurring without the benefit of substantial reductions included in the comparable prior periods due to the amortization of debt discount and restructuring liabilities that are no longer available.

Improved operations for the quarter ended December 31, 2003, however, were sufficient to produce positive income before the provision for income taxes.

As of December 31, 2003, approximately $71 million in long-term debt and mandatorily redeemable preferred stock is classified as a current liability in our balance sheet due to its maturity date of October 15, 2004.

We expect the interest and preferred stock issues to continue to adversely impact our earnings and financial position until the Company successfully completes a satisfactory refinancing or renegotiation of its credit agreements, which we anticipate to occur on or before the current maturity of the debt. While we can provide no assurance that a refinancing will occur on terms that will be acceptable to the Company, if at all, a satisfactory resolution of these issues continues to be a major priority of management.”

Firearms Training Systems, Inc. (OTC: FATS) designs and sells software and hardware simulation training systems that improve the skills of the world’s military, law enforcement and security forces. FATS training systems provide judgmental, tactical and combined arms experiences, utilizing company-produced weapons and simulators. The company serves U.S. and international customers from headquarters in Suwanee, Georgia, with branch offices in Australia, Canada, Singapore, Netherlands and United Kingdom. FATS, an ISO 9000

certified company, celebrates its 20th anniversary in 2004. The company Web site is www.fatsinc.com.

Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the Company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; the Company’s success in restructuring its debt obligations; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the Company, or its management, are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Revenue	$16,479	$12,463	$45,027	$42,660
Cost of revenue	10,270	7,984	30,644	28,544

Gross margin	6,209	4,479	14,383	14,116

Operating expenses
Selling, general and administrative	3,161	2,507	9,068	7,957
Research and development	766	1,007	2,013	2,557
Depreciation and amortization	102	209	335	719

Total operating expenses	4,029	3,723	11,416	11,233

Operating income	2,180	756	2,967	2,883

Other income (expense), net
Interest expense, net
Debt, net	(1,369)	(43)	(3,790)	(103)
Dividends on mandatorily redeemable preferred stock	(725)	—	(2,124)	—
Other, net	166	22	151	76

Total other income (expense), net	(1,928)	(21)	(5,763)	(27)

Income (loss) before provision for income taxes	252	735	(2,796)	2,856
Provision for income taxes	332	222	(229)	943

Net income (loss) before preferred stock adjustments	(80)	513	(2,567)	1,913
Preferred stock adjustments	—	(75)	—	(221)

Net income (loss) attributable to common shareholders	$(80)	$438	$(2,567)	$1,692

Earnings per share
Basic income (loss) per share	$(0.00)	$0.01	$(0.04)	$0.02

Diluted income (loss) per share	$(0.00)	$0.01	$(0.04)	$0.02

Weighted average common shares outstanding—basic	70,153	70,153	70,153	70,153
Weighted average common shares outstanding—diluted	70,153	71,736	70,153	72,021

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2003	March 31, 2003
	(in thousands)
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,726	$3,457
Restricted cash	2,558	1,439
Accounts receivable, net of allowance of $350 and $362 in December and March 2003, respectively	12,420	18,469
Income taxes receivable	310	647
Costs and estimated earnings in excess of billings on uncompleted contracts	6,410	4,697
Unbilled receivables	139	103
Inventories, net	12,914	10,059
Prepaid expenses and other current assets	1,577	1,643

Total current assets	39,054	40,514
Property and equipment, net	2,299	2,018
Other noncurrent assets	273	98

Total assets	$41,626	$42,630

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Long-term debt due within one year	$41,013	$457
Manditorily redeemable preferred stock	29,741	—
Accounts payable	4,985	5,248
Accrued liabilities	4,330	4,826
Accrued interest	929	861
Billings in excess of costs and estimated earnings on uncompleted contracts	1,326	1,277
Deferred revenue	767	1,854
Warranty and contract cost provision reserve—current	1,364	2,015

Total current liabilities	84,455	16,538
Long-term debt	79	39,858
Warranty and contract cost provision reserve—noncurrent	1,075	615
Other noncurrent liabilities	653	496
Manditorily redeemable preferred stock	—	27,617

Total liabilities	86,262	85,124

Commitments and contingencies
Stockholders’ deficit
Class A common stock, $0.000006 par value; 100,000 shares authorized, 70,153 shares issued and outstanding	—	—
Additional paid-in capital	123,215	123,215
Stock warrants	613	613
Accumulated deficit	(168,786)	(166,219)
Accumulated other comprehensive income (loss)	322	(103)

Total stockholders’ deficit	(44,636)	(42,494)

Total liabilities and stockholders’ deficit	$41,626	$42,630

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